Exhibit 99.1

EVINE Live Inc. Announces Adoption of Shareholder Rights Plan to Preserve Substantial NOL Tax Benefits

MINNEAPOLIS, MN -- (Marketwired) - July 13, 2015 - EVINE Live Inc. (NASDAQ: EVLV), a digital commerce company (evine.com), today announced that its Board of Directors has adopted a Shareholder Rights Plan (the “Plan”) designed to help preserve the value of certain potential tax benefits generated by net operating loss carryforwards (“NOLs”). NOLs can be used in certain circumstances to offset future taxable income and thus potentially reduce future income tax obligations, allowing the Company to provide additional value to shareholders. EVINE Live’s plan is similar to plans adopted by other public companies with significant tax attributes.

As of January 31, 2015, the Company had approximately $486 million in federal and state NOLs that were available to offset future taxable income. The Company’s federal NOLs expire in varying amounts each year from 2023 through 2034 based on when the NOLs were generated, and in accordance with applicable federal income tax law The Company currently maintains a full valuation allowance for its NOLs.

NOLs are generally available for use to offset future taxable income. If, however, the Company were to experience an “ownership change,” as defined in Section 382 of the Internal Revenue Code, its ability to utilize its NOLs could be substantially limited. In general, an ownership change occurs if the percentage of the Company’s stock owned by one or more “5% shareholders” is more than 50 percentage points higher than the lowest percentage of stock owned by such shareholders at any time during the prior three-year period. If the Company were to experience an ownership change, Section 382 would limit the Company’s annual utilization of its NOLs generated prior to the ownership change. In addition, depending on the severity of the annual NOL limitation resulting from an ownership change, the Company could potentially lose permanently its ability to use a significant amount of its accumulated NOLs. An issuance of new stock could, under some circumstances, contribute to, or result in, a Section 382 ownership change. The Company has no current plans to issue any new stock.

EVINE Live’s Board of Directors determined to enact the Plan after careful review and consultation with financial and legal counsel. Under the Plan, EVINE Live has declared a dividend of one preferred share purchase right for each of its common shares outstanding, payable to shareholders of record as of the close of business on Thursday, July 23, 2015. Under the terms of the Plan, if after this announcement a shareholder first acquires beneficial ownership of 4.99% or more of the Company's shares, or a shareholder who today beneficially owns 4.99% or more of the Company's shares acquires additional shares, in either case without prior approval of the Board of Directors, the rights would become exercisable and entitle Company shareholders (other than the acquiring shareholder) to purchase additional shares of the Company at a significant discount.

EVINE Live’s Board of Directors authorized its finance committee, which is comprised of independent directors, to evaluate the merits of implementing the Plan. The committee determined that the Plan was warranted and in the best interest of all shareholders, due to the substantial size of the NOLs, the importance of these potential benefits for future financial flexibility and the likelihood of the Company experiencing an “ownership change” as defined by Section 382. The Company plans to submit the continuation of the Plan to a shareholder vote at the Company's next annual meeting, and the failure to obtain shareholder approval will result in termination of the Plan. If shareholder approval is obtained, the Plan will continue in effect, but will be re-submitted to a vote of shareholders every third annual meeting thereafter. The Plan will be terminated if the shareholders do not approve the Plan at any such annual meeting. In addition, the Plan may be terminated by the Board of Directors due to legislative changes, tax benefits no longer remaining to be carried forward, or other events occur as described in the Plan that will be filed with the Securities and Exchange Commission.

Davis & Gilbert LLP and Fried, Frank, Harris, Shriver & Jacobson LLP are acting as the Company’s legal counsel.

About EVINE Live Inc.

EVINE Live Inc. (NASDAQ: EVLV) is a digital commerce company that offers customers multiple ways to shop and interact via TV, online and on mobile devices in the merchandise categories of Home, Beauty, Health & Fitness, Fashion & Accessories, Jewelry & Watches and Consumer Electronics. EVINE Live has access to 88 million cable and satellite television homes and also is available nationwide via live streaming at www.evine.com.

Please visit www.evine.com/ir for more investor information.

Forward-Looking Information

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope, should, plan or similar expressions. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships and develop key partnerships and proprietary brands; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our long-term credit facility covenants; our ability to successfully transition our brand name and corporate name; customer acceptance of our new branding strategy and our repositioning as a digital commerce company; the market demand for television station sales; changes to our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; our ability to obtain and retain key executives and employees; and the risks identified under "Risk Factors" in our recently filed Form 10-K. More detailed information about those factors is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contacts

Media:
Dawn Zaremba
EVINE Live
press@evine.com
(952) 943-6043

Tom Johnson

Abernathy MacGregor

tbj@abmac.com

(212) 371-5999

Investor Relations:
Tim Peterman
EVINE Live Inc.

tpeterman@evine.com
(952) 943-6119